Exhibit 11

                                Reed Smith LLP
                               435 Sixth Avenue
                          Pittsburgh, PA 15219-1886


                               ______ __, 2005




The Trustees of
MTB Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

      Re:  Legality of Shares Opinion

Ladies and Gentlemen:

      Each of the portfolios (each an "Acquiring Fund") of the MTB Group of Funds, a Delaware statutory trust (the "MTB Trust"), listed on Annex A proposes to acquire the assets of a corresponding portfolio (each an "Acquired Fund") of The FBR Funds (the "FBR Trust") listed on Annex A in exchange for Class A Shares of the corresponding Acquiring Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated ________, 2005 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

      As counsel we have reviewed the appropriate documents relating to the organization of the MTB Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the written Amended and Restated Agreement and Declaration of Trust dated August 15, 2003, the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that:

      1. The MTB Trust is duly organized and validly existing pursuant to the Amended and Restated Agreement and Declaration of Trust.

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      2.    The Shares, which are currently being registered by the N-14
Registration, may be legally and validly issued in accordance with the Agreement and Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Agreement and Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                          Very truly yours,



                                          Reed Smith LLP


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                                   ANNEX A

   Acquired Fund                               Acquiring Fund
   1. FBR Maryland Tax-Free Portfolio          MTB Maryland Municipal Bond Fund
                                                 -Class A Shares


   2. FBR Virginia Tax-Free Portfolio          MTB Virginia Municipal Bond Fund
                                                   -Class A Shares